Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

ANNOUNCES INCREASED QUARTERLY EARNINGS

May 7, 2007 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that its first quarter 2007 earnings of $0.28 per share set a record for the highest first quarter earnings in the Company’s history. The $0.28 per share compares to $0.26 per share in the first quarter of 2006. All financial data in the text portion of this release are reported in U.S. dollars, are before discontinued operations, and all per share amounts are fully diluted.

Consolidated revenues for the quarter ended March 31, 2007 were $247,664,000 versus the $151,322,000 in the first quarter of 2006. Total gross profit was $58,627,000 in the first quarter of 2007 versus $53,486,000 in the first quarter of 2006. Income before discontinued operations was $20,782,000 in the first quarter of 2007 and $19,514,000 in the comparable period of 2006. Net income was $20,662,000 in 2007’s first quarter versus $19,517,000 in 2006’s first quarter.

Consolidated results per share from continuing operations for the first quarter of 2007 were earnings of $0.28 with 75,091,000 weighted average diluted common shares outstanding versus $0.26 with 74,244,000 weighted average diluted common shares outstanding in the first quarter of 2006.

Divisional pretax earnings from continuing operations in the first quarter of 2007 versus the first quarter of 2006 were: Fluids Division – $7,947,000 in 1Q 2007 and $13,450,000 in 1Q 2006; Well Abandonment & Decommissioning Services (WA&D Services) – $11,041,000 in 1Q 2007 and $1,359,000 in 1Q 2006; Maritech – $11,128,000 in 1Q 2007 and $17,865,000 in 1Q 2006; and, Production Enhancement Division – $12,168,000 in 1Q 2007 and $9,015,000 in 1Q 2006.

Financial data relating to net income, as well as discontinued operations, are available in the accompanying financial table in this press release.

Geoffrey M. Hertel, President & Chief Executive Officer, stated, “The first quarter results were impacted by four primary factors that we believe will continue to create differences between profit levels in 2007 and those reported in 2006. These factors will continue to affect Fluids, WA&D Services, Maritech, and Production Enhancement for much, if not all of 2007.”

“We project that our Fluids business could experience as much as a $30 million reduction in pretax profits in 2007, due to the direct and indirect results from entering into certain previously announced supply arrangements, and the absence of inventory gains experienced in 2006. Counteracting this, could be a partially offsetting $15 million pretax increase generated from expanding sales in our onshore and international Fluids operations. The first quarter 2007 Fluids earnings directly reflect the netting of these various items. We expect this trend to continue for the remainder of the year. These results are consistent with our 2007 guidance.

“First quarter WA&D Services pretax profits were up 712% over pretax profits generated in the first quarter of 2006. This reflected a ramp-up in activity, particularly in the Gulf of Mexico (GOM). These dramatically higher profits came in spite of significant costs associated with people, equipment, and third-party services that were incurred for much, if not all, of the quarter, and were only partially offset by revenues generated late in the quarter on various projects. As a result, pretax profits in WA&D Services in March were much improved versus January or February. This profitability is expected to improve again in both the second and third quarters.

“First quarter 2007 Maritech pretax profits were lower than those experienced in the first quarter of 2006. We had previously indicated that the difference in profits caused by the reduction in hedged natural gas prices would equate to approximately $18 to $20 million on an annualized basis (about $2.50/MMBtu on 20,000 MMBtu/D). Also, as a result of premium increases during 2006, our insurance costs for the first quarter of 2007 were approximately $5.0 million, versus about $1.0 million in the first quarter of 2006. This direct $4.0 million cost increase is reflected in our 2007 first quarter earnings. We had incorporated both the lower commodity prices and the increased insurance costs into our guidance. The major offset to the lower commodity prices in 2007 is expected to be increased production volumes. A discussion of the timing of production increases is incorporated into this press release.

“The Production Enhancement Division showed continued quarterly profit improvement, both year over year and sequentially. The major factors impacting subsequent 2007 quarters are expected to be new international contracts and the continued growth of Compressco.

“On April 16, 2007, TETRA expanded its domestic onshore fluids business by acquiring a company that provides fluids delivery services in parts of Oklahoma, Arkansas, and Texas. The business was complementary to and expands on TETRA’s existing total fluids management service. The TETRA fluids management service includes fluids, filtration, engineering, specialty equipment, additives, and associated delivery systems and services. The purchase price was $8.5 million, with another $2.5 million contingently payable, depending on future results. The business generated approximately $19.0 million in revenues in 2006. Net of the interest associated with the funds used to acquire the entity, it is anticipated that the acquisition will be accretive in 2007. However, it should be significantly more accretive to TETRA in 2008. This is another example of a bolt-on acquisition which expands upon an existing business area.

“Even though the WA&D Services business unit showed great improvement in the first quarter versus last year’s first quarter, it was a quarter of contrasts. In this seasonally weakest quarter, added costs can have a very negative effect on earnings. As WA&D Services geared up for higher activity in the second and third quarters, we incurred substantial costs that did not generate offsetting revenues. As we moved into the latter portions of the quarter, we began to put our spreads of equipment and EPIC’s DSVs (dive support vessels) to work. Consequently, over 55% of WA&D Services first quarter earnings were generated in March. Within the group, the Inland Waters business generated 59% of its earnings in March. The EPIC and Heavy Lift businesses each generated over 100% of their respective quarterly profits in March.

“The WA&D Services group recently signed a new contract to work on hurricane destroyed platforms. This work will start on or about May 15. At that time, we should have two spreads working on downed platforms, as we have finished work under one of our previous contracts. Similarly, we have two spreads working standing platforms. We are currently negotiating with potential customers and equipment suppliers, and hope to have additional downed and standing platform work for this summer. One of the prospective customers is Maritech. Also, our three large DSVs should be adding to our activity levels and associated revenues during the second and third quarters.

“Maritech’s first quarter earnings reflected higher insurance premiums, lower natural gas prices, and increased production. Production averaged between 57 to 58 MMCF/D in the first quarter of 2007, versus the storm reduced approximate 37 MMCF/D in the first quarter of 2006. Currently, production volumes are lower than those forecasted in Maritech’s 2007 guidance. The most significant shortfall is from two properties that were drilled in 2006 and early 2007. We had anticipated that completion activities would have been finished and the wells producing by now. However, completion rig availability and weather delays prevented timely completions. Much of this production is forecast to start late in the second quarter. Recognizing the potential shortfall to production, Maritech is now attempting to accelerate forward exploitation activities originally planned for late 2007 or early 2008. If Maritech is successful in this endeavor, it may offset any near-term production shortfall with increased production from this escalated activity in the fourth quarter.

“Maritech has continued to hedge production volumes to mitigate the commodity risk of its business strategy. During the first 100 days of 2007, Maritech significantly increased its hedged position. Currently, the Company has the following hedges in place:

2007 (remainder of the year)

• 3,000 B/D of oil at an average price of $68.41/barrel

• 20,000 MMBtus/D of gas at an average price of $8.13/MMBtu

2008 (full year)

• 2,500 B/D of oil at an average price of $63.95/barrel

• 7,500 MMBtus/D of gas at an average price of $8.462/MMBtu

2009 (full year)

• 2,000 B/D of oil at an average price of $68.21/barrel

“TETRA gave earnings guidance on January 3, 2007. By the end of the second quarter, we should have further clarity regarding the margins in the WA&D Services business and the magnitude of its increased summer activity. Also, we should have a better picture of the magnitude and timing of the increased volumes for Maritech. We therefore plan to modify, up or down, our previous earnings guidance when we report second quarter profits.

“We continue to build for the future, while simultaneously attempting to set annual records at TETRA. In particular, our current investments in Fluids, Maritech, Testing, and Compressco should yield positive results for a number of years. Reinforce these positives with the current strength in WA&D Services (stimulated by previous investments), and you see why we are optimistic regarding TETRA’s future,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

	Three Months Ended March 31,
	2007	2006
	(In Thousands, Except Per Share Amounts)
Revenues
Fluids Division	$73,111	$54,397
WA&D Division
WA&D Services	88,844	33,318
Maritech	49,308	37,939
Intersegment eliminations	(6,874)	(6,820)
WA&D Division total	131,278	64,437
Production Enhancement Division	43,347	32,550
Eliminations and other	(72)	(62)
Total revenues	247,664	151,322

Gross profit
Fluids Division	14,707	18,829
WA&D Division
WA&D Services	14,881	4,320
Maritech	11,354	18,794
Intersegment eliminations	1,574	(996)
WA&D Division total	27,809	22,118
Production Enhancement Division	16,398	12,780
Eliminations and other	(287)	(241)
Total gross profit	58,627	53,486

General and administrative expense	24,004	21,432
Operating income	34,623	32,054

Interest expense, net	3,903	2,315
Other expense (income)	(1,251)	(341)
** Income before taxes and discontinued operations (A)	31,971	30,080

Provision for income taxes	11,189	10,566
Income before discontinued operations	20,782	19,514

Discontinued operations:
Income (loss) from discontinued operations, net of taxes (A)	(120)	3

Net income	$20,662	$19,517

** Income before taxes and discontinued operations
Fluids Division	7,947	13,450
WA&D Division
WA&D Services	11,041	1,359
Maritech	11,128	17,865
Intersegment eliminations	1,574	(996)
WA&D Division total	23,743	18,228
Production Enhancement Division	12,168	9,015
Corporate overhead (includes interest)	(11,887)	(10,613)
Total	31,971	30,080

	Three Months Ended March 31,
	2007	2006
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$0.29	$0.27
Income (loss) from discontinued operations	(0.00)	0.00
Net income	$0.29	$0.27

Weighted average shares outstanding	72,404	71,239

Diluted per share information:
Income before discontinued operations	$0.28	$0.26
Income (loss) from discontinued operations	(0.00)	0.00
Net income	$0.28	$0.26

Weighted average shares outstanding	75,091	74,244

Depreciation, depletion, and amortization (B)	$30,240	$16,637

(A) Information presented for each period reflects TETRA’s Venezuelan fluids and testing operations as discontinued operations.

(B) DD&A information for 2007 includes oil and gas dry hole costs under successful efforts accounting.

Balance Sheet	March 31, 2007	December 31, 2006
	(In Thousands)
Cash	$3,817	$6,117
Accounts receivable, net	248,186	243,352
Inventories	119,581	118,837
Other current assets	36,606	39,791
PP&E, net	547,240	508,149
Other assets	169,957	169,944
Total assets	$1,125,387	$1,086,190

Current liabilities	$197,893	$161,758
Long-term debt	315,756	336,381
Other long-term liabilities	170,578	167,671
Equity	441,160	420,380
Total liabilities and equity	$1,125,387	$1,086,190

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

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